FOR IMMEDIATE RELEASE

                                       Contact:  Tammy Martin
                                                 PhoneTel Technologies, Inc.
                                                 216-241-2555

                                                 Rodger L. Johnson
                                                 Communications Central Inc.
                                                 770-442-7311


                        PHONETEL TECHNOLOGIES, INC.
                      EXTENDS TENDER OFFER FOR SHARES
                       OF COMMUNICATIONS CENTRAL INC.

               New York, New York, May 15, 1997 -- PhoneTel
     Technologies, Inc. (AMEX: PHN) and Communications Central Inc. (NASDAQ:CCIX) announced today that PhoneTel has determined to extend its previously announced all cash tender offer for all outstanding common shares (and associated rights) of Communications Central. The tender offer and withdrawal rights will now expire at 12:00 midnight, New York City time, on Tuesday, August 5, 1997, unless otherwise extended. PhoneTel is continuing its efforts to complete its financing for the transaction within the period of the extension.

               The extension of the tender offer is being made in conjunction with an amendment to the Merger Agreement between PhoneTel and Communications Central. As of the close of business yesterday, 6,112,181 shares had been tendered to First Union National Bank of North Carolina, the Depositary for the tender offer. This represents approximately 97% of the common shares outstanding.

               PhoneTel, based in Cleveland, Ohio, believes it is the largest independent public pay telephone operator in the United States, owning approximately 41,000 installed public pay telephones. Communications Central, based in Roswell, Georgia, is an independent public pay telephone and inmate phone operator with a network of approximately 26,000 pay telephones and inmate phones located in 41 states and the District of Columbia.

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